                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                VAIL BANKS, INC.
          The Articles contained herein, adopted by the Board of Directors, correctly set forth the provisions of the Articles of Incorporation of Vail Banks, Inc., as amended.

                                   ARTICLE I.
          The name of the Corporation is:
                                 Vail Banks, Inc.

                                  ARTICLE II.

  The Corporation shall have authority to issue not more than 20,000,000 shares of common stock, par value $1.00 per share (the "Common Stock") and 2,250,000 shares of preferred stock, par value $1.00 per share or as otherwise provided for in these Articles or any amendment thereto (the "Preferred Stock"), 50,000 existing and authorized shares of which Preferred Stock shall be designated as Series A Preferred Stock and 200,000 shares of which shall referred to as Series B Preferred Stock, with the rights and preferences of Series A Preferred Stock and Series B Preferred Stock as set forth below.

                                  ARTICLE III.

  The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, par value, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. The Board of Directors has established below two series of Preferred Stock and to the extent required by law, must file Articles of Amendment setting forth any designation, preferences, rights, restrictions or limitations of other series of Preferred Stock with the Colorado Secretary of State prior to the issuance of any shares of such series.

  The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

        (a) The distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

        (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

        (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

        (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

        (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

        (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

                                  ARTICLE IV.

  Holders of the Common Stock are entitled to the entire voting power, all distributions declared and all assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of the Preferred Stock to such voting power, dividends and assets upon dissolution pursuant to the provisions of these articles, resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

                                   ARTICLE V.

  The Corporation shall have the authority to issue not more than 50,000 shares of Series A Preferred Stock, which stock shall have a par value equal to one hundred thirty-five percent (135%) of the book value of a share of Common Stock at the time of the issuance of such Preferred Stock (the "Series A Preferred Stock"). In addition, the Corporation shall have the authority to issue not more than 200,000 shares of Preferred Stock, which shares shall be issued only to pay dividends pursuant to paragraph B below and each of which shall have a par value equal to seventy-five percent (75%) of the book value of a share of Common Stock at the time of the issuance of such Preferred Stock (the "Series B Preferred Stock"). The Series A and B Preferred Stock and the Common Stock shall have the following relative rights and privileges:

     A.   Designation.  The respective designations of such series of
          -----------
     preferred stock shall be "Series A Preferred Stock" and "Series B Preferred Stock." The number of authorized shares constituting the Series A Preferred Stock is 50,000, and the number of authorized shares constituting the Series B Preferred Stock is 200,000. Shares of the Series A Preferred Stock may not be reduced during any period in which any holder thereof or any other person shall have the right to acquire shares of Series B Preferred Stock, whether such right arises by virtue of any outstanding option or other right to acquire such shares or by virtue of the dividend provisions set forth below.

     B.   Dividends.  Quarterly Dividend Periods shall commence on January 1,
          ---------
     April 1, July 1, and October 1 in each year and shall end on and include the day next preceding the first day of the next Quarterly Dividend Period. Each such dividend shall be paid to the holders of record of shares of Series A and Series B Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding thirty days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends per share payable for each Quarterly Dividend Period shall be computed by dividing the dividend rate (which shall be expressed in terms of a specified rate per annum) by four and applying such rate against the stated value per share of Series A and Series B Preferred Stock. Dividends payable on the Series A and Series B Preferred Stock for any period less than a full Quarterly Dividend Period, and for any portion of the initial dividend period between issuance and the day next preceding the first October 1, January 1, April 1, or July 1 following such issuance, shall be computed on the basis of a 360-day year of four 90-day quarters and the actual number of days elapsed in the period for which payable.

          Dividends may be payable in cash or in shares of Series B Preferred Stock, at the option of the Board of Directors of the Corporation. Dividends payable in cash must be paid on the thirtieth (30th) day after the conclusion of the applicable Quarterly Dividend Period. If dividends are payable in shares of Series B Preferred Stock, such shares must be issued within thirty (30) days after conclusion of the applicable Quarterly Dividend Period; provided, however, that:

          (a) for the purposes of determining dividends payable on shares of Series B Preferred Stock, the Series B shares shall be deemed to have been outstanding as of the first day of the Quarterly Dividend Period in which they are issued;

          (b) the Board of Directors shall not pay, with respect to dividends payable for any Quarterly Dividend Period, dividends in cash and in shares of Series B Preferred Stock unless agreed in writing by the holders of at least two-thirds of the outstanding Series A Preferred Stock; and

          (c) no payment of cash or other consideration in lieu of fractional shares of Series A and Series B Preferred Stock shall be made unless agreed to in writing by the holders of at least two-thirds of the outstanding Series A Preferred Stock.

     C.   Dividend Rate.  The dividend rate on the shares of Series A and
          -------------
     Series B Preferred Stock shall be eight percent (8%) per annum.

     D. Mandatory Conversion;  Adjustment Provisions.
        --------------------------------------------

          (a) Unless the Corporation and all of the holders of the Series A and B Preferred Stock agree to the contrary, each share of Series A and each share of Series B Preferred Stock shall be converted into one share of Common Stock of the Corporation, subject to adjustment as described below, in conjunction with any one of the following events, provided, however, that the timing of any such conversion may be determined by the Board of Directors of the Corporation and may occur either prior to or following such event:

          (i) an initial public offering of the Common Stock of the Corporation;

          (ii) a sale of all or substantially all of the assets of the Corporation; or

          (iii) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

          (iv) consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, which results in those persons whose combined shares of all stock in the Corporation represent more than fifty percent (50%) of all shares held by all shareholders of the Corporation immediately prior to such consolidation or merger owning fifty percent (50%) or less of all shares held by all shareholders of the Corporation immediately following such consolidation or merger.

          (b) Upon conversion pursuant to paragraph (a) above, each share of Series A and each share of Series B Preferred Stock shall be converted into one share of Common Stock, or such other number of shares as appropriate, if the shares of Common Stock have been or will be immediately thereafter adjusted in connection with a share dividend, stock split or other recapitalization or reclassification involving the Common Stock of the Corporation.

     E.   Early Conversion Payments.  In the event that the Series A and
          -------------------------
     Series B Preferred Stock is mandatorily converted into shares of Common Stock of the Corporation pursuant to Section D next above within three (3) years from the first date of issuance of any Series A Preferred Stock (an "Early Conversion"), the Corporation shall pay to each holder of record of Series A Preferred Stock immediately prior to the date of the Early Conversion an amount equal to the difference between an amount equal to three (3) full years of dividend payments on the Series A Preferred Stock less the dividend payments actually made on the Series A Preferred Stock (but not including any Series B Preferred Stock issued as a dividend on outstanding Series A Preferred Stock) (the "Early Conversion Payment"). At the option of the Board of Directors of the Corporation, the Early Conversion Payment may be payable in cash or shares of Series B Preferred Stock, each share of which shall have a par value equal to seventy-five percent (75%) of the book value of a share of Common Stock at the time of the issuance of such Series B Preferred Stock.

     F.   Voting Rights.  Each share of Series A and Series B Preferred
          -------------
     Stock shall have one vote in any matter voted on by the holders of the Common Stock of the Corporation and for the purposes of any such vote the total shares outstanding shall be the sum of the then outstanding Common and Preferred shares.

     G.   Liquidation Preference.  In the event of any liquidation,
          ----------------------
     dissolution or winding up of the Corporation, voluntary or involuntary, the holders of all shares of Series A and Series B Preferred Stock shall be entitled to be paid in full out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of Common Stock or of any other shares of capital stock of the Corporation ranking junior to the Series A and Series B Preferred Stock, an amount equal to the stated value plus an amount equal to any accrued but unpaid dividends thereon to the date fixed for the payment of the distribution plus an amount equal to any Early Conversion Payment. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock and any other shares of capital stock of the Corporation ranking as to any such distribution on a parity with the Series A and Series B Preferred Stock are not paid in full, the holders shall share ratably in any such distribution of assets of the Corporation in proportion to their full respective preferential amounts to which they are entitled. After payment to the holders of the Series A and Series B Preferred Stock of the full preferential amounts provided for in this paragraph, the holders of the Series A and Series B Preferred Stock, in their capacity as holders of Series A and Series B Preferred Stock, shall be entitled to no further participation in any distribution of assets by the Corporation; provided, however, that any holder of Series A and Series B Preferred Stock who is also the holder of Common Stock or of any other obligation of the Corporation shall continue to participate in any distribution of assets by the Corporation in their capacity as a holder of Common Stock or other obligation.

     H.   Other Issuances.  The Corporation shall not, so long as shares of
          ---------------
     Preferred Stock are outstanding, authorize or issue any other series of preferred stock (other than the series designated herein or a series of preferred stock which is junior in priority to the Series A and Series B Preferred Stock) or of any other class of stock (other than the Common Stock of the Corporation) without the consent of the holders of two-thirds (2/3) of the Preferred Stock.

                                  ARTICLE VI.

        No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all rights and options may be granted by the Board of Directors to persons, firms, corporations, and associations, and for lawful consideration; and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

                                  ARTICLE VII.

        The liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code (the "Code"), as amended from time to time, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

        The Corporation shall, to the fullest extent permitted by the provisions of the Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other matters referred to in the Code, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                 ARTICLE VIII.

        The number of directors which shall constitute the whole board shall be not less than ten nor more than eighteen, the number thereof to be determined from time to time by resolution of the board of directors or the shareholders; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Upon the closing of an initial public offering of shares of the Company's Common Stock, the directors shall be classified with respect to the time during which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible, and with respect to the initial fifteen person board, Class 1 shall consist of five directors, each with a term of one year, commencing upon the closing of the initial public offering and ending when his successor is elected and qualified; Class 2 shall consist of five directors, each with a term of two years, commencing upon the closing of the initial public offering and ending when his successor is elected and qualified; and Class 3 shall consist of five directors, each with a term of three years, commencing upon the closing of the initial public offering and ending when his successor is elected and qualified. At each annual meeting of the shareholders held thereafter, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. Any increase in the number of directors following the establishment of the staggered board of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. Directors may be removed by the shareholders only for cause. For purposes of this Article, "cause" shall mean (i) the conviction or indictment (or its procedural equivalent) of, or the entering of a plea of guilty or no contest by, a director, with respect to an act or acts involving moral turpitude that constitutes a felony under applicable law; or (ii) the commission by a director of an act or acts involving moral turpitude that subjects the Company or any of its affiliates to material loss or detriment, including the misappropriation of any of the Company's or its affiliate's funds

                                  ARTICLE IX.

        The mailing address of the Corporation's principal executive office is 108 S. Frontage Road West, Suite 101, Vail, Colorado 81657.

                                   ARTICLE X.

        There shall be no cumulative voting in the election of directors.

        IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on the ___ day of __________, 1998.

                                        VAIL BANKS, INC.



                                       By:    /s/Lisa M. Dillon
                                              --------------------------------
                                       Title: President, Chief Executive Officer
                                              ----------------------------------